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   2.  SHAREHOLDER VOTES.  During the fiscal year period ended June 30, 2006, action was taken by the shareholders of the Portfolios, as follows:

   On May 15, 2006 a Special Meeting of the Shareholders of the Growth Equity Portfolio approved a Portfolio Management Contract with Sustainable Growth Advisers. Such agreement was approved by the following votes:

               Votes
------------------------------------
                                        % of Shares         % of Shares
        For          Against Abstain Present Voted For Present Voted Against
-------------------  ------- ------- ----------------- ---------------------
    62,656,247          0       0           100                  0

   On May 15, 2006 a Special Meeting of the Shareholders of the International Equity Portfolio approved a Portfolio Management Contract with Causeway Capital. Such agreement was approved by the following votes:

               Votes
------------------------------------
                                        % of Shares         % of Shares
        For          Against Abstain Present Voted For Present Voted Against
-------------------  ------- ------- ----------------- ---------------------
    73,130,454          0       0           100                  0

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